EXHIBIT 23.2

H.J. GRUY AND ASSOCIATES, INC.

333 Clay Street, Suite 3850, Houston, Texas 77002 • TEL. (713) 739-1000 • FAX (713) 739-6112

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of references to H.J. Gruy and Associates, Inc. and to inclusion of and reference to our reports, or information contained therein, dated March 4, 2005, and February 21, 2006 prepared for Whittier Energy Corporation in the Registration Statement on Form S-3 of Whittier Energy Corporation for the filing dated on or about April 4, 2006.

H.J. GRUY AND ASSOCIATES, INC.

	by:	/s/ Sylvia Castilleja
Sylvia Castilleja, P.E.
Senior Vice President

April 4, 2006
Houston, Texas